Exhibit 10.55

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

Amended and Restated
Effective October 5, 2004

CONTENTS

ARTICLE I. ESTABLISHMENT AND PURPOSE

ARTICLE II. DEFINITIONS AND CONSTRUCTION

ARTICLE III. BENEFITS

ARTICLE IV. ADMINISTRATION

ARTICLE V. FUNDING OF THE PLAN

ARTICLE VI. AMENDMENT AND TERMINATION

ARTICLE VII. GENERAL PROVISIONS

PUGET SOUND ENERGY, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. ESTABLISHMENT AND PURPOSE

1.1 Establishment of Plan. Puget Sound Energy, Inc., a Washington corporation ("the Company"), established, effective as of June 1, 1997 ("the Effective Date"), an unfunded supplemental executive retirement plan to be known as the "Puget Sound Energy, Inc. Supplemental Executive Retirement Plan" ("the Plan"). The Plan was most recently amended and restated effective February 24, 1999.

1.2 Purpose. The Plan is established and is intended as an unfunded plan to be maintained for the purpose of providing supplemental retirement income to a select group of management personnel and highly compensated employees ("the Participants"), and as such, it is intended that the Plan be exempt from Parts 2 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not intended to satisfy the qualification requirements of Internal Revenue Code Section 401.

ARTICLE II. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. When used herein, the following terms shall have the meanings set forth below, unless their context clearly indicates to the contrary:

(a) "Actuarial Equivalent" means a benefit payable at a particular time and in a particular form and manner and which has the same value as the benefit which it replaces. For purposes of lump sum payment calculations, such determination shall be made using the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e)(3)(A)(ii)(I) and in effect on the date as of which the present value is being determined and an interest rate that is equal to the average annual interest rate on 30-year Treasury securities, as specified by the Commissioner of Internal Revenue for purposes of Code Section 417(e)(3)(A)(ii)(II), for the September immediately preceding the first day of the Plan Year that contains the date as of which the Participant's Retirement Benefit is distributed or commences to be distributed. For purposes of annuity payment calculations, such determination shall be made using the following actuarial assumptions: (i) interest rate at eight percent (8%) per annum compounded annually; and (ii) participant mortality rate pursuant to the 1984 Unisex Pensioners Mortality Table.

(b) "Affiliate" means any corporation, employer, trade, business, or other entity that, together with the Company, is treated as a single employer under Code Section 414(b), (c), (m) or (o).

(c) "Beneficiary" means the person, trust, or other entity designated by the Participant pursuant to Section 3.4 who is or may become entitled to receive a benefit under the Plan in the event of the Participant's death.

(d) "Board" means the Board of Directors of the Company.

(e) "Change in Control" means the first to occur of any of the following events:

(i)
Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's capital stock entitled to vote in the election of directors; provided, however, that the following acquisitions of beneficial ownership shall not constitute a Change of Control: (A) an acquisition by the Company or by any entity related to the Company within the meaning of Code Section 414(b), (c), (m) or (o), (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any such related entity, or (C) the acquisition of the Company's common stock by Puget Energy, Inc. pursuant to the plan of exchange effective January 1, 2001;

(ii)
During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), (iv) or (v) of this subsection (e)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)
The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger;

(iv)	The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(v)
The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

(f) "Code" means the Internal Revenue Code of 1986, as amended.

(g) "Committee" means the Compensation and Retirement Committee of the Board or any other committee designated by the Board to administer the Plan pursuant to Section 4.1 herein.

(h) "Company" means Puget Sound Energy, Inc. or any successor thereto.

(i) "Date of Termination" means the date the Participant ceases to be employed by the Company or any of its Affiliates.

(j) "Deferred Compensation Plan" means the nonqualified "Puget Sound Energy Deferred Compensation Plan for Key Employees," as amended from time to time, or any successor thereto.

(k) "Disability" means a physical or mental condition that entitles a Participant to benefits under the Company's long-term disability plan.

(l) "Early Commencement Date" means, if properly elected by a Participant pursuant to Section 3.5(d), the first day of any month commencing before the Participant attains age sixty-two (62), but coincident with or following the later of the date the Participant attains age fifty-five (55) or the Participant's Date of Termination.

(m) "Earnings" means base salary and annual bonus paid by the Company and/or its Affiliates, before any deferrals or reductions under a Code Section 401(k) plan, a Code Section 125 cafeteria plan or a nonqualified deferred compensation plan, but excluding long-term incentive compensation. A bonus will be included in Earnings in the year in which it is paid, or in which it would have been paid had it not been deferred. Amounts paid after the Participant ceases to be an active Participant in the Plan shall not be taken into account, unless the Committee specifically provides otherwise.

(n) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

(o) "Highest Average Earnings" means the average of the highest three (3) calendar years' Earnings of the Participant. The three years do not have to be consecutive, but they must be among the last five (5) complete calendar years completed by the Participant prior to his Date of Termination. If a Participant completes less than three (3) complete calendar Years of Service prior to the date on which his employment with the Company and its Affiliates terminates, then the average shall be computed by adding together the Participant's monthly Earnings for all of the calendar months during which he was employed by the Company and/or any of its Affiliates, dividing the result by the number of months in such period and multiplying that result by twelve (12).

(p) "Normal Commencement Date" means the first day of the month immediately following the Participant's Date of Termination or, if later, the date on which the Participant attains age sixty-two (62).

(q) "Participant" means one of a select group of management personnel or highly compensated employees designated by the Committee to participate in the Plan. A Participant shall automatically cease to accrue additional benefits under the Plan at the time he ceases to be a member of management or a highly compensated employee, as determined by the Committee. In addition, the Committee may revoke the active participation (and discontinue the benefit accruals) of any Participant at any time and for any reason. Notwithstanding the foregoing, in no event shall the revocation of a Participant's active participation in the Plan (or the cessation of additional benefit accruals under the Plan) reduce the Retirement Benefit previously accrued by such Participant prior to such revocation or cessation.

(r) "Participant Year of Service" means a Year of Service performed while a Participant under this Plan or under such other predecessor plans or agreements that the Committee shall designate.

(s) "Plan" means the "Puget Sound Energy, Inc. Supplemental Executive Retirement Plan" as set forth in this document, together with any amendments hereto.

(t) "Plan Year" means the consecutive twelve (12) month period beginning each January 1 (or in the case of the first Plan Year, beginning on the Effective Date) and ending the following December 31.

(u) "Retirement Benefit" means the benefit to which the Participant is entitled under Article III herein at the Participant's Normal Commencement Date.

(v) "Retirement Plan" means the "Retirement Plan for Employees of Puget Sound Energy, Inc."

(w) "Supplemental Retirement Benefit Plans" means the "Puget Sound Power & Light Company Supplemental Retirement Plan for Officers" and the "Puget Sound Power & Light Company Supplemental Retirement Plan for Director-Level Employees" effective as of October 1, 1991, and as the same may thereafter be amended from time to time.

(x) "Year of Service" means twelve (12) consecutive months of employment with the Company or its Affiliates, or with Washington Energy Company or Washington Natural Gas Company. No month of employment shall be counted in more than one Year of Service.

(y) "WNG Nonqualified Retirement Benefits" means the nonqualified pension benefits provided under an employment agreement between the Participant and Washington Energy Company or Washington Natural Gas Company.

2.2 Gender and Number; Headings. Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE III. BENEFITS

3.1 Eligibility for Benefits.

(a) A Participant whose employment with the Company and its Affiliates terminates (or is terminated) for any reason other than death after he has completed five (5) Participant Years of Service, shall be entitled to receive a Retirement Benefit hereunder (calculated as described in Section 3.2) as of his Normal Commencement Date. A Participant whose employment terminates or is terminated (voluntarily or involuntarily) by the Company prior to his completion of five (5) Participant Years of Service shall not be entitled to any benefit under the Plan. Any benefit payable under the Plan following a Participant's death shall be governed by Section 3.4.

(b) Notwithstanding subsection (a) above, any Participant whose employment with the Company and its Affiliates terminates (or is terminated) after a Change of Control shall be entitled to receive a Retirement Benefit hereunder (calculated as described in Section 3.2) as of his Normal Commencement Date, even if he has not completed five (5) Participant Years of Service as of his Date of Termination.

3.2 Amount of Benefit.

(a) Except as provided otherwise in Section 3.5, the Retirement Benefit shall be a monthly amount payable for the life of the Participant commencing as of the Participant's Normal Commencement Date equal to (i) below minus the sum of (ii), (iii), and (iv) below.

(i)	One-twelfth (1/12) of the Participant's Highest Average Earnings times Years of Service (not in excess of 15) times three and one-third percent (3-1/3%).

(ii)
The monthly amount payable (or that would be payable) under the Retirement Plan to the Participant as of the Normal Commencement Date were such payment made in the form of a Straight-Life Annuity (as defined in the Retirement Plan) commencing on such date).

(iii)
The monthly amount(s) of any WNG Nonqualified Retirement Benefits payable (or that would be payable) to the Participant as of his Normal Commencement Date in the form of a single life annuity for the life of the Participant (or if such benefits are paid or payable as of another date and/or in another form, the Actuarial Equivalent monthly amount of such benefit(s) calculated as a single life annuity payable for the life of the Participant and commencing as of the Participant's Normal Commencement Date).

(iv)
The Actuarial Equivalent monthly amount payable (or that would be payable) as of the Participant's Normal Commencement Date from any pension-type rollover accounts (including without limitation said accounts related to the Supplemental Retirement Benefit Plans, or the Annual Cash Balance Restoration Matching Account) within the Deferred Compensation Plan.

(b) The benefits accrued under the Supplemental Retirement Benefit Plans as of May 31, 1997 by all participants therein who were at least fifty-one (51) years of age on May 31, 1997 were transferred to this Plan. The Retirement Benefit calculated under subsection (a) immediately above for any Participant shall be paid in lieu of any benefit transferred from a Supplemental Retirement Benefit Plan to the Plan on behalf of such Participant. Notwithstanding the foregoing, if the accrued benefit transferred from a Supplemental Retirement Benefit Plan to this Plan on behalf of a Participant is greater than the benefit calculated above for such Participant, then such Participant's Retirement Benefit shall be equal to such transferred benefit.

3.3 Disability. If the Participant suffers a Disability while he is an employee of the Company or its Affiliates, then for purposes of Section 3.1 and Section 3.2, his Highest Average Earnings shall be determined as of the date he incurred his Disability and his Participant Years of Service, and Years of Service shall be determined as if he remained employed until his Normal Commencement Date (or Early Commencement Date, if he elects to commence his Retirement Benefit as of such date) or the end of his Disability, whichever is earlier. If the Participant is reemployed after his Disability ends, then for purposes of Section 3.1 and Section 3.2, his Highest Average Earnings shall be determined as of the date of his subsequent termination of employment and excluding the period of Disability, and his Years of Service and Participant Years of Service shall be determined by adding his period of employment following rehire to the period determined in accordance with the preceding sentence.

3.4 Death.

(a) If the Participant dies (i) while he is actively participating in the Plan or after he has completed five (5) Participant Years of Service and (ii) such death occurs on or before the date on which his Retirement Benefit is distributed (or commences to be distributed), his Beneficiary shall be eligible for a benefit under this Section 3.4(a); provided that such benefit shall be payable only to a Beneficiary who is the spouse of the Participant on the date of death. The spouse Beneficiary shall receive an amount that is the lump-sum Actuarial Equivalent as of his Normal Commencement Date of the benefit that would have been payable to the spouse Beneficiary under the fifty percent (50%) joint and survivor form of payment described in the second sentence of Section 3.5(a), which benefit shall be calculated by assuming that the Participant had died the day after his Normal Commencement Date and by using the actual Participant Years of Service and actual Years of Service completed by the Participant. (If the Participant is not actively employed immediately prior to the date of death on account of Disability, the actual years will include the years of Disability). In addition, if the Participant dies before attaining age sixty-two (62), the lump sum amount shall be reduced one-third percent (1/3%) for each month between the date of death and the date the Participant would have attained age sixty-two (62). Such lump sum shall be paid as soon as administratively practicable. A benefit shall not be payable pursuant to this Section 3.4 with respect to a Participant who dies while he is not actively participating in the Plan and before he has completed five (5) Participant Years of Service.

(b) If the Participant dies after the date on which his Retirement Benefit is distributed (or commences to be distributed), his Beneficiary may receive a benefit if the form in which the Participant's Retirement Benefit is being paid provides for such benefit.

(c) The Participant shall designate his Beneficiary or Beneficiaries who, upon his death, will receive payments that otherwise would have been paid to him under the Plan. All Beneficiary designations shall be in writing and on a form prescribed by the Committee for such purpose, and any such designation shall only be effective if and when delivered to the Committee during the lifetime of the Participant. The Participant may from time to time during his lifetime change a designated Beneficiary or Beneficiaries by filing a new beneficiary designation form with the Committee. If a designated Beneficiary dies after the Participant, but before all death benefit payments relating to such Beneficiary have been paid, the remainder of such death benefit payments shall be continued to such Beneficiary's estate. In the event the Participant shall fail to designate a Beneficiary or Beneficiaries with respect to any death benefit payments, or if for any reason such designation shall be ineffective, in whole or in part, or if no designated Beneficiary survives the Participant, any payment that otherwise would have been paid to such Participant shall be paid to his estate, and in such event, his estate shall be his Beneficiary with respect to such payments.

3.5 Payment of Benefits.

(a) Normal Form of Payment. Except as provided in Section 3.5(b), the Retirement Benefit of a Participant who is not married on the date as of which such benefit is paid or commences to be paid shall be distributed to the Participant in the form of a single life, monthly annuity payable for the life of the Participant. Except as provided in Section 3.5(b), the Retirement Benefit of a Participant who is married on the date as of which such benefit is paid or commences to be paid shall be distributed in the form of a monthly annuity (that is the Actuarial Equivalent of the amount determined under Section 3.2) providing for monthly payments to the Participant for the remainder of his life and, following the Participant's death, monthly payments to the Participant's surviving spouse (if any), for the remainder of her life, in an amount equal to fifty percent (50%) of the monthly amount payable to the Participant.

(b) Alternate Forms of Payment. At any time that is at least one year before the Participant's Date of Termination, the Participant may request to receive, or to transfer, the Actuarial Equivalent value of the Retirement Benefit in one of the methods identified below in lieu of the normal form of payment described in Section 3.5(a):

(1) Lump sum, paid at a specified date or dates following the Date of Termination;

(2) Straight-life annuity, beginning at a specified date following the Date of Termination;

(3) Optional joint and survivor annuity (100%, 50% or 25%), beginning at a specified date following the Date of Termination; and

(4)  Transfer of Actuarial Equivalent lump-sum value of the Retirement Benefit to the Deferred Compensation Plan (and thereafter treated as a voluntary deferral thereunder), completed as soon as administratively reasonable following the Date of Termination.

The terms and conditions of the optional joint and survivor annuity form of payment shall be the same as those for the corresponding annuity under Section 6.6 (or its successor) of the Retirement Plan. No alternate form of payment shall be approved that provides for payment of benefits prior to the month following the month in which the Participant attains age 55. Any request to elect or change an alternate form of payment within one (1) year of the Participant's Termination Date shall be null and void; provided, however, that the Board may, in its sole discretion, waive such one (1) year period with respect to any Participant if the Board determines that such Participant's circumstances are unusual enough to warrant such waiver.

(c) Early Commencement Form of Payment. A Participant whose Date of Termination occurs on or after attaining age 55 is eligible for payment in accordance with this Section 3.5(c). Any benefit (other than a benefit payable on account of death or Disability) that becomes payable prior to the Participant's Normal Commencement Date shall equal the Retirement Benefit set forth under Section 3.2(a), except that the payment calculated under Section 3.2(a)(i) shall be further reduced (prior to applying the reductions of Sections 3.2(a)(ii) through (iv)) by one-third of one percent (.33%) for each month that benefits commence prior to the beginning of the month coincident with or next following the date the Participant would attain age sixty-two (62). The reductions of Section 3.2(a)(ii) through (iv) shall be similarly calculated based on said early commencement distribution date, notwithstanding any provision of Section 3.2(a) to the contrary. Except as provided in Section 3.5(b), the Retirement Benefit of a Participant who is married on the date as of which such benefit is paid or commences to be paid shall be distributed in the form of a monthly annuity (that is the Actuarial Equivalent of the amount determined under Section 3.2) providing for monthly payments to the Participant for the remainder of his life and, following the Participant's death, monthly payments to the Participant's surviving spouse (if any), for the remainder of her life, in an amount equal to fifty percent (50%) of the monthly amount payable to the Participant.

(d) Distribution Date. Payment of Retirement Benefits shall commence as of the Participant's Normal Commencement Date, except in the case of Disability or death, or if the Committee has approved an alternate form of payment under Section 3.5(b). If an alternate form of payment has been approved, payment of Retirement Benefits shall commence at the time approved by the Committee. A Participant eligible for early commencement of Retirement Benefits under Section 3.5(c), may elect on 30 days' written notice to the Committee an Early Commencement Date, which at the Participant's election may result in an Early Commencement Date that is on or after the date on which the Participant attains age 55 but before the date on which the Participant attains age 62. Any such election shall be irrevocable. Retroactive elections are not permitted. Except in the case of death or Disability, payment shall not commence prior to the Participant attaining age 55.

The same distribution date applies (as applicable) if a Participant timely elects, in writing, to transfer any Retirement Benefits to the Deferred Compensation Plan in lieu of payment; provided, however, the Participant must elect such a transfer at least one (1) year prior to the Participant's Date of Termination in accordance with such rules as the Committee may establish. Any change to such an election within one (1) year of the Participant's Date of Termination shall be null and void, unless the change consists of an irrevocable rescission of the election. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive the one (1) year election period with respect to a Participant whose employment is terminated involuntarily by the Company or whose employment is terminated as a result of Disability within one (1) year after the Participant files a proper election under this paragraph.

3.6 Suspension of Benefits. If a Participant who is receiving benefits under this Plan following an Early Commencement Date is at any time employed directly or indirectly as an employee or director or agent of, or as an independent contractor or consultant for, an electric or gas utility (including any federal, state or municipal utility authority or district) serving retail customers within Washington or Oregon, or a person or entity supplying or seeking to supply electric power or natural gas to retail customers within Washington or Oregon, then all benefits payable to the Participant under this Plan shall be suspended during the period of such employment; and any benefits received by the Participant during the period of such employment shall be repaid to the Company. If the employment is subsequently terminated, benefits hereunder shall resume, but they shall not be adjusted to reflect the period of suspension. The Committee shall have authority to waive any of the provisions of this Section 3.6, and to establish the conditions of any such waiver.

ARTICLE IV. ADMINISTRATION

4.1 Administration. This Plan shall be administered by the Committee or any individuals) or committee(s) appointed by the Committee. The Committee shall administer this Plan as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401. The Committee shall have the full power and authority (discretionary and otherwise) to interpret, construe, and administer this Plan in its sole discretion and to make final and binding determinations for all parties. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary or convenient for the administration of the Plan.

4.2 Claims Procedure. A Participant or Beneficiary, as applicable, who feels he is entitled to greater benefits than he is receiving (or has received) under the Plan may file a written claim with the Company's Qualified Plans Committee (the "QPC"), which shall consider such claim and notify the claimant in writing of it decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the QPC determines is necessary to review the claim, provided that the QPC notifies the claimant in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the claimant may appeal such denial to the Committee, provided he does so in writing within sixty (60) days of receiving the QPC's determination. The Committee shall consider the appeal and notify the claimant in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the claimant in writing of the extension within the original sixty (60) day period).

4.3 Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

4.4 Expenses. The expenses of administering this Plan shall be borne by the Company.

4.5 Indemnification and Exculpation. The members of the Committee, its agents and officers, directors, and employees of the Company or any of its Affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan, and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding; provided, however, that the foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

ARTICLE V. FUNDING OF THE PLAN

All amounts paid under this Plan shall be paid from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company, but neither this Plan nor the maintenance of such accounting records shall be construed to affect, require, or prohibit the creation of a trust, custodial account, or escrow account with respect to the Participant. The Participant shall not have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between the Company, the Board, the Committee or the QPC and any Participant or any other person. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company.

ARTICLE VI. AMENDMENT AND TERMINATION

The Board or such person or persons, including the Committee, as may be designated by the Board may amend, modify, or terminate this Plan at any time and in any manner; provided, however, that no amendment, modification, or termination shall reduce benefits accrued prior to such action. In the event of a termination of the Plan pursuant to this Article VI, no further benefits shall accrue under this Plan, but amounts which are then payable shall continue to be an obligation of the Company and shall be paid as scheduled.

ARTICLE VII. GENERAL PROVISIONS

7.1 Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Section 7.1, the Company shall have the right to offset the benefit amount payable under the Plan by any and all amounts representing debts or other obligations owed to the Company or any of its Affiliates by the Participant.

7.2 Severability. In the event any provision of this Plan shall be held invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Board and any other person authorized to amend the Plan in accordance with Section 6.1 shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity, in whatever manner they deem appropriate in their discretion, by amendment as provided in this Plan.

7.3 Employer-Employee Relationship. The establishment of this Plan shall not be construed as conferring any legal or other rights upon the Participant for a continuation of employment, nor shall it interfere with the rights of the Company and its Affiliates to discharge the Participant or otherwise act with relation to him. The Company and its Affiliates may take any action (including discharge) with respect to the Participant and may treat such person without regard to the effect which such action or treatment might have upon such person as the Participant under this Plan.

7.4 Incompetence. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person's person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to a third party as the Committee deems appropriate. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

7.5 Binding on Company, Participant, and Their Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors, and assigns and the Participant, his heirs, executors, administrators, and legal representatives.

7.6 Withholdings and Deductions. The Company may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes which may be assessed with regard to benefits provided under the Plan. In addition, the Company may deduct from any payment of benefits hereunder any amounts owed by the Participant to the Company or any of its Affiliates.

7.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Washington to the extent not preempted by federal law.